Exhibit 3.8

CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS OF THE
SERIES B CONVERTIBLE PREFERRED STOCK OF
TRUE DRINKS HOLDINGS, INC.

Pursuant to Section 78.1955 of the Nevada Revised Statutes

True Drinks Holdings, Inc., a Nevada corporation (the “Company”), in accordance with the provisions of Sections 78.195 and 78.1955 of the Nevada Revised Statutes (“NRS”), does hereby certify that, pursuant to the authority conferred upon the Board of Directors (the “Board”) of the Company by the Articles of Incorporation of the Company, as amended, the following resolution creating a series of Series B Convertible Preferred Stock, was duly adopted on April 19,  2019.

RESOLVED, that pursuant to the authority granted to and vested in the Board in accordance with the provisions of the Articles of Incorporation of the Company, as amended, a series of Preferred Stock of the Company be and it hereby is created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations, and restrictions thereof are as follows:

TERMS OF SERIES B CONVERTIBLE PREFERRED STOCK

1. Designation and Rank. The designation of such series of the Preferred Stock shall be the Series B Convertible Preferred Stock, par value $.001 per share (the "Series B Preferred"). The maximum number of shares of Series B Preferred shall be One Million, Five Hundred Thousand (1,500,000) shares. The Series B Preferred shall rank prior to the common stock, par value $0.001 per share (the "Common Stock"), junior to the Company’s Series A Convertible Preferred Stock, and senior to all other classes and series of equity securities of the Company that by their terms do not rank senior to the Series B Preferred ("Junior Stock"). The Series B Preferred will be held in book entry with Company or its transfer agent.

2. Dividends. Whenever the Board of Directors declares a dividend on the Common Stock each holder of record of a share of Series B Preferred, or any fraction of a share of Series B Preferred, on the date set by the Board of Directors to determine the owners of the Common Stock of record entitled to receive such dividend (the "Record Date") shall be entitled to receive out of any assets at the time legally available therefore, an amount equal to such dividend declared on one share of Common Stock multiplied by the number of shares of Common Stock into which such share, or such fraction of a share, of Series B Preferred could be converted on the Record Date.

3. Voting Rights.

(a) Class Voting Rights. The Series B Preferred shall have the following class voting rights. So long as any shares of the Series B Preferred remain outstanding, the Company shall not, without the affirmative vote or consent of the holders of at least fifty percent (50%) of the shares of the Series B Preferred outstanding at the time, given in person or by proxy, either in writing or at a meeting, in which the holders of the Series B Preferred vote separately as a class: (i) amend, alter or repeal the provisions of the Series B Preferred so as to adversely affect any right, preference, privilege or voting power of the Series B Preferred; (ii) increase the authorized number of shares of Series B Preferred; or (iii) effect any distribution with respect to Junior Stock except that the Company may effect a distribution on the Common Stock if the Company makes a like kind distribution on each share, or fraction of a share, of Series B Preferred in an amount equal to the distribution on one share of Common Stock multiplied by the number of shares of Common Stock into which such one share, or such fraction of a share, of Series B Preferred can be converted at the time of such distribution.

(b) General Voting Rights. Except with respect to transactions upon which the Series B Preferred shall be entitled to vote separately as a class pursuant to Section 3(a) above, the Series B Preferred shall vote on an as converted basis.

4. Liquidation Preference.

(a) In the event of the liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Company, the holders of shares of the Series B Preferred shall pari passu with the Company's Common Stock.

(b) A consolidation or merger of the Company with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Company, or other acquisition type transaction shall be, at the election of a majority of the holders of the Series B Preferred, deemed to be a liquidation, dissolution, or winding up within the meaning of this Section 4. In the event of the merger or consolidation of the Company with or into another corporation that is not treated as a liquidation pursuant to this Section 4(b), the Series B Preferred shall maintain its relative powers, designations and preferences provided for herein and no merger shall result inconsistent therewith.

(c) Written notice of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, stating a payment date and the place where the distributable amounts shall be payable, shall be given by mail, postage prepaid, no less than forty-five (45) days prior to the payment date stated therein, to the holders of record of the Series B Preferred at their respective addresses as the same shall appear on the books of the Company.

5. Conversion.

(a) Mandatory Conversion. Upon a Capital Increase, each share of Series B Preferred shall automatically be converted into Ten Thousand (10,000) shares of fully paid and nonassessable shares of Common Stock on the date the Company delivers a Mandatory Conversion Notice, as defined in Section 5(c) below (“Mandatory Conversion”) (the “Conversion Rate”). The shares of Common Stock issuable to each Holder following a Mandatory Conversion are hereinafter referred to as “Conversion Shares”. A capital increase (“Capital Increase”) shall be deemed to have occurred as soon as the Company has sufficient authorized but unissued shares (which have not otherwise been reserved or committed for issuance) to permit the issuance of Conversion Shares.

(b) Mechanics of Conversion.

(i) Mandatory Conversion Notice. In the event of a Mandatory Conversion pursuant to Section 5(a) above, the Company shall give written notice (the “Mandatory Conversion Notice”) to all holders of the Series B Preferred of its intention to require the conversion of all shares of Series B Preferred. The Mandatory Conversion Notice shall set forth the number of Series B Preferred being converted (which shall be all, and not less than all, issued and outstanding shares of Series B Preferred), the date on which such conversion shall be effective (the “Mandatory Conversion Date”), and shall be given to the holders of the Series B Preferred not less than fifteen (15) days prior to the Mandatory Conversion Date. The Mandatory Conversion Notice shall be delivered to each holder at its address as it appears on the stock transfer books of the Company. Upon the Mandatory Conversion Date, such converted Series B Preferred shall no longer be deemed to be outstanding, and all rights of the holder with respect to such shares shall immediately terminate, except the right to receive the Conversion Shares into which the shares of Series B Preferred are convertible pursuant to Section 5(a).

(ii) Company's Response. Upon giving a Mandatory Conversion Notice, the Company or its designated transfer agent (the “Transfer Agent”), as applicable, shall within five (5) business days following the Mandatory Conversion Date, issue and deliver to the Depository Trust Company (“DTC”) account on each applicable holder's behalf via the Deposit Withdrawal Agent Commission System (“DWAC”) as provided to the Company or the Transfer Agent by (or on behalf of) a holder, registered in the name of each such holder or its designee, for the number of Conversion Shares to which such holder shall be entitled. Notwithstanding the foregoing to the contrary, the Company or its Transfer Agent shall only be required to issue and deliver the Conversion Shares to DTC on a holder's behalf via DWAC if (i) the Conversion Shares may be issued without restrictive legends and (ii) the Company and the Transfer Agent are participating in DTC through the DWAC system. If any of the conditions set forth in clauses (i) and (ii) above are not satisfied, the Company shall deliver physical certificates to each such holder or its designee.

(iii) Record Holder. The person or persons entitled to receive Conversion Shares shall be treated for all purposes as the record holder or holders of such Conversion Shares as of the close of business on the Mandatory Conversion Date.

(c) Adjustments of Conversion Rate.

(i) Adjustments for Stock Splits and Combinations. If the Company shall at any time or from time to time after the Issuance Date, effect a stock split of the outstanding Common Stock, the Conversion Rate shall be proportionately increased. If the Company shall at any time or from time to time after the Issuance Date, combine the outstanding shares of Common Stock, the Conversion Rate shall be proportionately decreased. Any adjustments under this Section 5(c)(i) shall be effective at the close of business on the date the stock split or combination occurs.

(ii) Adjustments for Certain Dividends and Distributions. If the Company shall at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock, then, and in each event, the Conversion Rate shall be increased as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, by multiplying, as applicable, the Conversion Rate then in effect by a fraction:

(1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately after such issuance on the close of business on such record date; and

(2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance on the close of business on such record date.

(iii) Adjustment for Other Dividends and Distributions. If the Company shall, at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in securities of the Company other than shares of Common Stock, then, and in each event, an appropriate revision to the applicable Conversion Rate shall be made and provision shall be made (by adjustments of the Conversion Rate or otherwise) so that the holders of Series B Preferred shall receive upon conversions thereof, in addition to the number of shares of Common Stock receivable thereon, the number of securities of the Company which they would have received had their Series B Preferred been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the Mandatory Conversion Date, retained such securities (together with any distributions payable thereon during such period), giving application to all adjustments called for during such period under this Section 5(c)(iii) with respect to the rights of the holders of the Series B Preferred.

(iv) Adjustments for Reclassification, Exchange or Substitution. If the Common Stock issuable upon conversion of the Series B Preferred at any time or from time to time after the Issuance Date shall be changed to the same or different number of shares of any class or classes of stock, whether by reclassification, exchange, substitution or otherwise (other than by way of a stock split or combination of shares or stock dividends provided for in Sections 5(c)(i), (ii) and (iii), or a reorganization, merger, consolidation, or sale of assets provided for in Section 5(c)(v)), then, and in each event, an appropriate revision to the Conversion Rate shall be made and provisions shall be made so that the holder of each share of Series B Preferred shall have the right thereafter to convert such share of Series B Preferred into the kind and amount of shares of stock and other securities receivable upon reclassification, exchange, substitution or other change, by holders of the number of shares of Common Stock into which such share of Series B Preferred might have been converted immediately prior to such reclassification, exchange, substitution or other change, all subject to further adjustment as provided herein.

(v) Adjustments for Reorganization, Merger, Consolidation or Sales of Assets. If at any time or from time to time after the Issuance Date there shall be a capital reorganization of the Company (other than by way of a stock split or combination of shares or stock dividends or distributions provided for in Section 5(c)(i), (ii) and (iii), or a reclassification, exchange or substitution of shares provided for in Section 5(c)(iv)), or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the Company's properties or assets to any other person (an "Organic Change"), then as a part of such Organic Change an appropriate revision to the Conversion Rate shall be made and provision shall be made so that the holder of each share of Series B Preferred shall have the right thereafter to convert such share of Series B Preferred into the kind and amount of shares of stock and other securities or property of the Company or any successor corporation resulting from the Organic Change which the holder of such share of Series B Preferred would have received if such share of Series B Preferred had been converted prior to such Organic Change.

(vi) Record Date. In case the Company shall take record of the holders of its Common Stock or any other Preferred Stock for the purpose of entitling them to subscribe for or purchase Common Stock or Convertible Securities, then the date of the issue or sale of the shares of Common Stock shall be deemed to be such record date.

(f) No Impairment. The Company shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series B Preferred against impairment. In the event a holder shall elect to convert any shares of Series B Preferred as provided herein, the Company cannot refuse conversion based on any claim that such holder or any one associated or affiliated with such holder has been engaged in any violation of law, unless an injunction from a court, on notice, restraining and/or adjoining conversion of all or of such shares of Series B Preferred shall have been issued.

(g) Certificates as to Adjustments. Upon occurrence of each adjustment or readjustment of the Conversion Rate or number of shares of Common Stock issuable upon conversion of the Series B Preferred pursuant to this Section 5, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such Series B Preferred a certificate setting forth such adjustment and readjustment, showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon written request of the holder of such affected Series B Preferred, at any time, furnish or cause to be furnished to such holder a like certificate setting forth such adjustments and readjustments, the Conversion Rate in effect at the time, and the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon the conversion of a share of such Series B Preferred. Notwithstanding the foregoing, the Company shall not be obligated to deliver a certificate unless such certificate would reflect an increase or decrease of at least one percent of such adjusted amount.

(h) Issue Taxes. The Company shall pay any and all issue and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series B Preferred pursuant hereto; provided, however, that the Company shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

(i) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile, electronic mail or three (3) business days following (A) being mailed by certified or registered mail, postage prepaid, return-receipt requested, or (B) delivered to an express mail delivery service such as Federal Express, with written receipt by the addressee required, in either case addressed to the holder of record at its address appearing on the books of the Company. The Company will give written notice to each holder of Series B Preferred at least twenty (20) days prior to the date on which the Company closes its books or takes a record (z) with respect to any dividend or distribution upon the Common Stock, (y) with respect to any pro rata subscription offer to holders of Common Stock or (x) for determining rights to vote with respect to any Organic Change, dissolution, liquidation or winding-up and in no event shall such notice be provided to such holder prior to such information being made known to the public. The Company will also give written notice to each holder of Series B Preferred at least twenty (20) days prior to the date on which any Organic Change, dissolution, liquidation or winding-up will take place and in no event shall such notice be provided to such holder prior to such information being made known to the public.

(j)           Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series B Preferred. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company, at its option, shall (A) pay cash equal to the product of such fraction multiplied by the average of the closing bid prices of the Common Stock for the five (5) consecutive trading immediately preceding the Mandatory Conversion Date, or (B) issue one whole share of Common Stock to the holder.

(k)            Retirement of Series B Preferred. Conversion of Series B Preferred shall be deemed to have been effected on the Mandatory Conversion Date.

(l)            Regulatory Compliance. If any shares of Common Stock to be reserved for the purpose of conversion of Series B Preferred require registration or listing with or approval of any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise before such shares may be validly issued or delivered upon conversion, the Company shall, at its sole cost and expense, in good faith and as expeditiously as possible, endeavor to secure such registration, listing or approval, as the case may be.

6. No Preemptive or Redemption Rights. No holder of the Series B Preferred shall be entitled to rights to subscribe for, purchase or receive any part of any new or additional shares of any class, whether now or hereafter authorized, or of bonds or debentures, or other evidences of indebtedness convertible into or exchangeable for shares of any class, but all such new or additional shares of any class, or any bond, debentures or other evidences of indebtedness convertible into or exchangeable for shares, may be issued and disposed of by the Board of Directors on such terms and for such consideration (to the extent permitted by law), and to such person or persons as the Board of Directors in their absolute discretion may deem advisable.

7.  Vote to Change the Terms of or Issue Preferred Stock. The affirmative vote at a meeting duly called for such purpose, or the written consent without a meeting, of the holders of not less than fifty percent (50%) of the then outstanding shares of Series B Preferred, shall be required for any change to this Certificate of Designation or the Company's Certificate of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Series B Preferred.

9. Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a holder's right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designation. Amounts set forth or provided for herein with respect to conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of the Series B Preferred and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holders of the Series B Preferred shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

10. Specific Shall Not Limit General; Construction. No specific provision contained in this Certificate of Designation shall limit or modify any more general provision contained herein.

11. Failure or Indulgence Not Waiver. No failure or delay on the part of a holder of Series B Preferred in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

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IN WITNESS WHEREOF, this Certificate of Designation is executed on Company this 26 day of April, 2019.

TRUE DRINKS HOLDINGS, INC.

By: /s/ Robert Van Boerum
Name: Robert Van Boerum
Title: Chief Executive Officer